EXHIBIT 3(b)


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION


         Coastal Financial Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         1. That at a meeting of the Board of Directors of Coastal Financial Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

                           RESOLVED, that the Certificate of Incorporation of Coastal Financial Corporation be amended by changing the first sentence of Article VI of the Certificate of Incorporation to read as follows:

                           "The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 16,000,000, of which 15,000,000 are to be shares of common stock, $.01 par value per share, and of which 1,000,000 are to be shares of serial preferred stock, $.01 par value per share."

                           The remaining text of Article VI of the Certificate of Incorporation would remain unchanged.


         2. That thereafter, pursuant to resolution of its Board of Directors, the 1998 Annual Meeting of Stockholders of Coastal Financial Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                                    * * * * *


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         IN WITNESS WHEREOF,  said Coastal Financial Corporation has caused this certificate to be signed by Michael C. Gerald, its President, and Susan J. Cooke, its Secretary, its authorized officers, this 28th day of January 1998.




                                                     By:   /s/Michael C. Gerald
                                                           --------------------
(Corporate Seal)                                           Michael C. Gerald
                                                           President


                                                     By    /s/Susan J. Cooke
                                                           -----------------
                                                           Susan J. Cooke
                                                           Secretary